EXHIBIT 11.1
                                                                    ------------

                                   REXEL, INC.

                          COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                                 (in thousands)

                                                          THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ------------------
                                                          1997         1996
                                                        -------      -------
                                                               (UNAUDITED)

Income applicable to primary common and common
 equivalent shares                                      $ 6,837      $ 5,619
                                                        =======      =======
Weighted average number of common shares and common
 share equivalents outstanding during the year
 Common (net of treasury stock)                          25,763       25,649
 Options                                                    292          427
                                                        -------      -------
                                                         26,055       26,076
                                                        =======      =======